Q2 News Release

Calgary, August 2, 2024	Exhibit 99.1

Imperial announces second quarter 2024 financial and operating results
•Quarterly net income of $1,133 million
•Cash flows from operating activities of $1,629 million and cash flows from operating activities excluding working capital1 of $1,508 million
•Upstream production of 404,000 gross oil-equivalent barrels per day, highest second quarter in over 30 years when adjusted for divestment of XTO Energy Canada
•Matched highest-ever second quarter production at Kearl of 255,000 total gross oil-equivalent barrels per day (181,000 barrels Imperial’s share)
•Strong performance at Cold Lake with production of 147,000 barrels per day and first oil at Grand Rapids
•Achieved refinery capacity utilization of 89 percent while successfully completing turnarounds at Strathcona and Sarnia
•Renewed annual normal course issuer bid to repurchase up to 5 percent of outstanding common shares; plan to accelerate purchases to complete the program prior to year end
•Declared quarterly dividend of 60 cents per share

	Second quarter			Six months
millions of Canadian dollars, unless noted	2024	2023	∆I	2024	2023	∆I
Net income (loss) (U.S. GAAP)	1,133	675	+458	2,328	1,923	+405
Net income (loss) per common share, assuming dilution (dollars)	2.11	1.15	+0.96	4.34	3.29	+1.05
Capital and exploration expenditures	462	493	(31)	958	922	+36

Imperial reported estimated net income in the second quarter of $1,133 million, compared to net income of $1,195 million in the first quarter of 2024, reflecting lower refinery margins, and significant turnaround activity partly offset by stronger upstream realizations. Quarterly cash flows from operating activities were $1,629 million, up from $1,076 million generated in the first quarter of 2024. Excluding the impact of working capital1, cash flows from operating activities were $1,508 million, compared to $1,521 million in the first quarter of 2024.

"Imperial’s second quarter results are underpinned by strong operations across our businesses, including the safe and successful completion of several major turnarounds," said Brad Corson, chairman, president and chief executive officer. "With the majority of upstream turnaround activity behind us, we are well positioned for strong production in the second half of the year."

Upstream production in the second quarter averaged 404,000 gross oil-equivalent barrels per day, the highest second quarter production in over 30 years when adjusting for the divestment of XTO Energy Canada. At Kearl, quarterly total gross production averaged 255,000 barrels per day (181,000 barrels Imperial's share), matching the asset's second quarter production record and achieving record first half production. Kearl also successfully completed its annual turnaround in record time during the quarter. At Cold Lake, quarterly gross production averaged 147,000 barrels per day, including about 3,000 barrels per day from Grand Rapids Phase 1 (GRP1). The production at GRP1 continues to ramp up, producing about 8,000 gross barrels per day in June, and is expected to achieve 15,000 gross barrels per day at full production rates. This project also lowers unit cash cost1 and reduces greenhouse gas intensity compared to legacy processes. During the quarter, Syncrude completed its annual coker turnaround, with the company's share of quarterly production averaging 66,000 gross barrels per day.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

Q2 News Release

"Grand Rapids Phase 1 is the first solvent assisted SAGD operation in the industry, highlighting Imperial's continued focus on leveraging technology to profitably grow production while reducing greenhouse gas intensity," said Corson.

In the Downstream, major turnarounds were successfully completed at the Strathcona and Sarnia refineries. Quarterly throughput averaged 387,000 barrels per day, with overall refinery capacity utilization of 89 percent, reflecting strong operations and high reliability, particularly at the Nanticoke refinery. Petroleum product sales averaged 470,000 barrels per day. Throughout the quarter, the company continued to advance work on Canada’s largest renewable diesel facility at its Strathcona refinery. When completed, the project is expected to have a capacity of more than one billion litres of renewable diesel annually.

Imperial returned $321 million to shareholders through dividend payments during the second quarter and has declared a third quarter dividend of 60 cents per share. In June, Imperial renewed its annual normal course issuer bid program (NCIB), allowing the repurchase of up to five percent of its outstanding shares over a 12-month period.

"Consistent with our continued commitment to return surplus cash to shareholders, I am pleased to announce our plan to accelerate our NCIB share repurchases with a target of completing the program prior to year end," said Corson.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

IMPERIAL OIL LIMITED
Second quarter highlights
•Net income of $1,133 million or $2.11 per share on a diluted basis, up from $675 million or $1.15 per share in the second quarter of 2023.
•Cash flows from operating activities of $1,629 million, up from cash flows from operating activities of $885 million in the second quarter of 2023. Cash flows from operating activities excluding working capital1 of $1,508 million, up from $1,136 million in the same period of 2023.
•Capital and exploration expenditures totaled $462 million, compared to $493 million in the second quarter of 2023.
•The company returned $321 million to shareholders in the second quarter of 2024 through dividends paid.
•Renewed share repurchase program, enabling the purchase of up to five percent of common shares outstanding, a maximum of 26,791,840 shares, during the 12-month period commencing June 29, 2024. Consistent with the company's commitment to return surplus cash to shareholders, Imperial plans to accelerate its share purchases under the NCIB program and anticipates repurchasing all remaining allowable shares prior to the end of 2024. Purchase plans may be modified at any time without prior notice.
•Production averaged 404,000 gross oil-equivalent barrels per day, the highest second quarter production in over 30 years when adjusting for the divestment of XTO Energy Canada, up from 363,000 gross oil-equivalent barrels per day in the same period of 2023.
•Total gross bitumen production at Kearl averaged 255,000 barrels per day (181,000 barrels Imperial's share), matching the second quarter production record and achieving record first half production. This is up from 217,000 barrels per day (154,000 barrels Imperial's share) in the second quarter of 2023.
•Gross bitumen production at Cold Lake averaged 147,000 barrels per day, up from 132,000 barrels per day in the second quarter of 2023, primarily driven by production and steam cycle timing, and Grand Rapids Phase 1 (GRP1) production.
•Achieved first oil at Grand Rapids Phase 1, consistent with plan and continuing to ramp up production. GRP1 is the first solvent-assisted SAGD project in the industry and will lower unit cash cost1 and reduce greenhouse gas intensity compared to legacy processes. This project is expected to achieve 15,000 gross barrels per day of production at full rates.
•Commenced module fabrication on Leming SAGD redevelopment project, work on site continues to progress. The project is on track for a 2025 start up with peak production anticipated to be around 9,000 gross barrels per day.
•The company's share of gross production from Syncrude averaged 66,000 barrels per day, consistent with 66,000 barrels per day in the second quarter of 2023. Syncrude completed its annual coker turnaround in late May.
•Refinery throughput averaged 387,000 barrels per day, compared to 388,000 barrels per day in the second quarter of 2023. Capacity utilization was 89 percent, compared to 90 percent in the second quarter of 2023. This reflects the strong operations and high reliability this quarter, including the successful turnarounds at Sarnia and Strathcona.
•Petroleum product sales were 470,000 barrels per day, compared to 475,000 barrels per day in the second quarter of 2023.
•Successfully completed proactive replacement of a section from the Winnipeg Products Pipeline, restoring pipeline fuel supply in the region.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
•Continued to advance work on Canada's largest renewable diesel facility at the Strathcona refinery, with the main reactor now installed. When completed, the project is expected to have a capacity of more than one billion litres of renewable diesel annually.
•Further developed network of renewable diesel blending and offloading distribution terminals. Completion of the Calgary terminal further expands our capability to supply lower emission fuel options to our customers.
•Chemical net income of $65 million in the quarter, compared to $71 million in the second quarter of 2023.
•Pathways Alliance continued to file regulatory applications with the Alberta Energy Regulator for the proposed carbon capture and storage project, while progressing front end engineering and design on the proposed transportation pipeline as well as drilling plans for additional evaluation wells. Completion of the project is contingent on fiscal support and regulatory approvals.

IMPERIAL OIL LIMITED
Recent business environment

In the first half of 2024, the price of crude oil remained relatively flat compared to the fourth quarter of 2023. The Canadian WTI/WCS spread continued to narrow in the second quarter, primarily due to additional pipeline capacity coming online. Refining margins fell as increasing supply more than met growing demand and geopolitical trade-flow disruptions lessened.

Operating results
Second quarter 2024 vs. second quarter 2023

	Second Quarter
millions of Canadian dollars, unless noted	2024	2023
Net income (loss) (U.S. GAAP)	1,133	675
Net income (loss) per common share, assuming dilution (dollars)	2.11	1.15

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Average bitumen realizations increased by $14.38 per barrel, primarily driven by higher marker prices and the narrowing of the WTI/WCS spread. Synthetic crude oil realizations increased by $10.64 per barrel, generally in line with WTI.

Volumes – Higher volumes were primarily driven by higher mine fleet productivity and optimized turnaround at Kearl, production and steam cycle timing and GRP1 production at Cold Lake.

Royalty – Higher royalties were primarily driven by improved commodity prices.

Marker prices and average realizations

	Second Quarter
Canadian dollars, unless noted	2024	2023
West Texas Intermediate (US$ per barrel)	80.63	73.56
Western Canada Select (US$ per barrel)	67.03	58.49
WTI/WCS Spread (US$ per barrel)	13.60	15.07
Bitumen (per barrel)	83.02	68.64
Synthetic crude oil (per barrel)	111.56	100.92
Average foreign exchange rate (US$)	0.73	0.74

IMPERIAL OIL LIMITED
Production

	Second Quarter
thousands of barrels per day	2024	2023
Kearl (Imperial's share)	181	154
Cold Lake	147	132
Syncrude (a)	66	66

Kearl total gross production (thousands of barrels per day)	255	217
(a)In the second quarter of 2024, Syncrude gross production included about 2 thousand barrels per day of bitumen and other products (2023 - 0 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by higher mine fleet productivity and optimized turnaround.

Higher production at Cold Lake was primarily driven by production and steam cycle timing, and GRP1 production.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Other – Primarily due to lower turnaround impacts of about $140 million.

Refinery utilization and petroleum product sales

	Second Quarter
thousands of barrels per day, unless noted	2024	2023
Refinery throughput	387	388
Refinery capacity utilization (percent)	89	90
Petroleum product sales	470	475

Refinery throughput in the second quarter of 2024 reflects the impact of turnaround activities at the Sarnia and Strathcona refineries. Refinery throughput in the second quarter of 2023 reflected the impact of turnaround activities at the Strathcona refinery.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Second Quarter
millions of Canadian dollars	2024	2023
Net income (loss) (U.S. GAAP)	(25)	(30)

Liquidity and capital resources

	Second Quarter
millions of Canadian dollars	2024	2023
Cash flows from (used in):
Operating activities	1,629	885
Investing activities	(456)	(489)
Financing activities	(329)	(263)
Increase (decrease) in cash and cash equivalents	844	133

Cash and cash equivalents at period end	2,020	2,376

Cash flows from operating activities primarily reflect higher Upstream realizations and volumes, and favourable working capital impacts.

Cash flows used in investing activities primarily reflect lower additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Second Quarter
millions of Canadian dollars, unless noted	2024	2023
Dividends paid	321	257
Per share dividend paid (dollars)	0.60	0.44
Share repurchases (a)	—	—
Number of shares purchased (millions) (a)	—	—
(a)The company did not purchase any shares during the second quarter of 2024 and 2023.

On June 24, 2024, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. Shareholders may obtain a copy of the Notice of Intention to Make a Normal Course Issuer Bid approved by the TSX without charge by contacting the company. The program enables the company to purchase up to a maximum of 26,791,840 common shares during the period June 29, 2024 to June 28, 2025. This maximum includes shares purchased under the normal course issuer bid from Exxon Mobil Corporation. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares or otherwise on June 28, 2025. Imperial plans to accelerate its share purchases under the normal course issuer bid program, and anticipates repurchasing all remaining allowable shares prior to year end. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED
Six months 2024 vs. six months 2023

	Six Months
millions of Canadian dollars, unless noted	2024	2023
Net income (loss) (U.S. GAAP)	2,328	1,923
Net income (loss) per common share, assuming dilution (dollars)	4.34	3.29

Upstream
Net income (loss) factor analysis
millions of Canadian dollars
Price – Average bitumen realizations increased by $15.76 per barrel, primarily driven by higher marker prices and the narrowing WTI/WCS spread. Synthetic crude oil realizations increased by $0.37 per barrel, primarily driven by higher WTI, partly offset by a weaker Synthetic/WTI spread.

Volumes – Higher volumes were primarily driven by higher mine fleet productivity and optimized turnaround at Kearl, production and steam cycle timing and GRP1 production at Cold Lake.

Royalty – Higher royalties were primarily driven by improved commodity prices.

Other – Includes lower operating expenses of about $120 million, primarily from lower energy prices, partially offset by lower electricity sales at Cold Lake due to lower prices.

Marker prices and average realizations

	Six Months
Canadian dollars, unless noted	2024	2023
West Texas Intermediate (US$ per barrel)	78.77	74.77
Western Canada Select (US$ per barrel)	62.34	54.92
WTI/WCS Spread (US$ per barrel)	16.43	19.85
Bitumen (per barrel)	74.70	58.94
Synthetic crude oil (per barrel)	102.10	101.73
Average foreign exchange rate (US$)	0.74	0.74

IMPERIAL OIL LIMITED
Production

	Six Months
thousands of barrels per day	2024	2023
Kearl (Imperial's share)	189	169
Cold Lake	144	137
Syncrude (a)	70	71

Kearl total gross production (thousands of barrels per day)	266	238
(a)In 2024, Syncrude gross production included about 1 thousand barrels per day of bitumen and other products (2023 - 1 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by higher mine fleet productivity and optimized turnaround.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Other – Primarily due to lower turnaround impacts of about $150 million.

Refinery utilization and petroleum product sales

	Six Months
thousands of barrels per day, unless noted	2024	2023
Refinery throughput	397	403
Refinery capacity utilization (percent)	92	93
Petroleum product sales	460	465

Refinery throughput in 2024 reflects the impact of turnaround activities at the Sarnia and Strathcona refineries. Refinery throughput in 2023 reflected the impact of turnaround activities at the Strathcona refinery.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Six Months
millions of Canadian dollars	2024	2023
Net income (loss) (U.S. GAAP)	(76)	(35)

Liquidity and capital resources

	Six Months
millions of Canadian dollars	2024	2023
Cash flows from (used in):
Operating activities	2,705	64
Investing activities	(937)	(903)
Financing activities	(612)	(534)
Increase (decrease) in cash and cash equivalents	1,156	(1,373)

Cash flows from operating activities primarily reflect the absence of unfavourable working capital impacts mainly related to an income tax catch-up payment of $2.1 billion in the prior year.

Cash flows used in investing activities primarily reflect higher additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Six Months
millions of Canadian dollars, unless noted	2024	2023
Dividends paid	599	523
Per share dividend paid (dollars)	1.10	0.88
Share repurchases (a)	—	—
Number of shares purchased (millions) (a)	—	—
(a)The company did not purchase any shares during the six months ended June 30, 2024 and 2023.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Similarly, discussion of roadmaps or future plans related to carbon capture, transportation and storage, biofuel, hydrogen, and other future plans to reduce emissions and emission intensity of the company, its affiliates and third parties are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the company’s commitment to return surplus cash to shareholders and shareholder returns programs, including purchases under the normal course issuer bid and plans to accelerate purchases to complete the program prior to year end; the impact and timing of the Cold Lake Grand Rapids Phase 1 project, including expected production, cost reductions and reductions to greenhouse gas emissions intensity, and the timing of production ramp-up for such project; the company’s Strathcona renewable diesel project, including timing and expected capacity; the company’s Leming SAGD redevelopment project, including timing and anticipated production; the company’s focus on leveraging technology to profitably grow production while reducing greenhouse gas intensity; company performance in the second half of the year; progress and conditions of the Pathways Alliance carbon capture and storage project; and impact of the Calgary renewable diesel blending and offloading distribution terminal.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the Cold Lake Grand Rapids Phase 1 project, the Strathcona renewable diesel project and the Leming SAGD redevelopment project; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure, participation of the company’s majority shareholder and the results of periodic and ongoing evaluation of alternate uses of capital; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions intensity, including but not limited to technologies using solvents to replace energy intensive steam at Cold Lake, Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, recovery technologies and efficiency projects, and any changes in the scope, terms, or costs of such projects; the results of research programs and new technologies, including with respect to greenhouse gas emissions, and the ability to bring new technologies to scale on a commercially competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; receipt of regulatory approvals in a timely manner, especially with respect to large scale emissions reduction projects; performance of third-party service providers; refinery utilization; applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital and environmental expenditures; cash generation, financing sources and capital structure, such as dividends and shareholder returns, including the timing and amounts of share repurchases; and commodity prices, foreign exchange rates and general market conditions, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, and the occurrence of wars; political or regulatory events, including changes in law or government policy, applicable royalty rates, and tax laws; third-party opposition to company and service provider operations, projects and infrastructure; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; failure, delay or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness; operational hazards and risks; cybersecurity incidents; currency exchange rates; general economic conditions, including inflation and the occurrence and duration of

IMPERIAL OIL LIMITED
economic recessions or downturns; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are material to investors or require disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2024	2023	2024	2023

Net income (loss) (U.S. GAAP)
Total revenues and other income	13,383	11,819	25,666	23,940
Total expenses	11,894	10,935	22,605	21,411
Income (loss) before income taxes	1,489	884	3,061	2,529
Income taxes	356	209	733	606
Net income (loss)	1,133	675	2,328	1,923

Net income (loss) per common share (dollars)	2.11	1.16	4.34	3.29
Net income (loss) per common share - assuming dilution (dollars)	2.11	1.15	4.34	3.29

Other financial data
Gain (loss) on asset sales, after tax	1	10	3	18

Total assets at June 30			44,135	42,126

Total debt at June 30			4,119	4,144

Shareholders' equity at June 30			23,936	23,828

Dividends declared on common stock
Total	322	292	643	549
Per common share (dollars)	0.60	0.50	1.20	0.94

Millions of common shares outstanding
At June 30			535.8	584.2
Average - assuming dilution	537.0	585.3	537.0	585.3

IMPERIAL OIL LIMITED

	Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023

Total cash and cash equivalents at period end	2,020	2,376	2,020	2,376

Operating activities
Net income (loss)	1,133	675	2,328	1,923
Adjustments for non-cash items:
Depreciation and depletion	456	453	946	943
(Gain) loss on asset sales	(1)	(13)	(3)	(22)
Deferred income taxes and other	(75)	(15)	(239)	(71)
Changes in operating assets and liabilities	121	(251)	(324)	(2,626)
All other items - net	(5)	36	(3)	(83)
Cash flows from (used in) operating activities	1,629	885	2,705	64

Investing activities
Additions to property, plant and equipment	(461)	(499)	(958)	(928)
Proceeds from asset sales	3	9	7	23
Loans to equity companies - net	2	1	14	2
Cash flows from (used in) investing activities	(456)	(489)	(937)	(903)
Cash flows from (used in) financing activities	(329)	(263)	(612)	(534)

IMPERIAL OIL LIMITED

	Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023

Net income (loss) (U.S. GAAP)
Upstream	799	384	1,357	714
Downstream	294	250	925	1,120
Chemical	65	71	122	124
Corporate and other	(25)	(30)	(76)	(35)
Net income (loss)	1,133	675	2,328	1,923

Revenues and other income
Upstream	4,552	3,590	8,720	7,290
Downstream	14,634	12,735	28,273	26,217
Chemical	418	437	837	870
Eliminations / Corporate and other	(6,221)	(4,943)	(12,164)	(10,437)
Revenues and other income	13,383	11,819	25,666	23,940

Purchases of crude oil and products
Upstream	1,900	1,432	3,713	2,975
Downstream	12,944	11,133	24,535	22,329
Chemical	256	263	516	537
Eliminations / Corporate and other	(6,244)	(4,972)	(12,202)	(10,507)
Purchases of crude oil and products	8,856	7,856	16,562	15,334

Production and manufacturing
Upstream	1,203	1,256	2,391	2,543
Downstream	435	475	856	886
Chemical	48	54	101	112
Eliminations / Corporate and other	3	—	5	—
Production and manufacturing	1,689	1,785	3,353	3,541

Selling and general
Upstream	—	—	—	—
Downstream	171	160	333	317
Chemical	23	22	49	48
Eliminations / Corporate and other	27	24	85	27
Selling and general	221	206	467	392

Capital and exploration expenditures
Upstream	267	303	557	624
Downstream	149	152	302	226
Chemical	3	5	8	9
Corporate and other	43	33	91	63
Capital and exploration expenditures	462	493	958	922
Exploration expenses charged to Upstream income included above	1	1	2	2

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Second Quarter		Six Months
	2024	2023	2024	2023

Gross crude oil production (thousands of barrels per day)
Kearl	181	154	189	169
Cold Lake	147	132	144	137
Syncrude (a)	66	66	70	71
Conventional	5	5	5	5
Total crude oil production	399	357	408	382

Gross natural gas production (millions of cubic feet per day)	30	35	30	36

Gross oil-equivalent production (b)	404	363	413	388
(thousands of oil-equivalent barrels per day)

Net crude oil production (thousands of barrels per day)
Kearl	167	144	175	157
Cold Lake	109	105	109	112
Syncrude (a)	54	61	57	65
Conventional	5	5	5	5
Total crude oil production	335	315	346	339

Net natural gas production (millions of cubic feet per day)	29	32	30	36

Net oil-equivalent production (b)	340	320	351	345
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	249	211	263	236
Cold Lake blend sales (thousands of barrels per day)	196	174	193	182

Average realizations (Canadian dollars)
Bitumen (per barrel)	83.02	68.64	74.70	58.94
Synthetic crude oil (per barrel)	111.56	100.92	102.10	101.73
Conventional crude oil (per barrel)	64.55	64.33	58.59	64.65
Natural gas (per thousand cubic feet)	0.77	2.36	0.49	2.73

Refinery throughput (thousands of barrels per day)	387	388	397	403
Refinery capacity utilization (percent)	89	90	92	93

Petroleum product sales (thousands of barrels per day)
Gasolines	227	231	221	222
Heating, diesel and jet fuels	174	176	172	180
Lube oils and other products	44	42	43	42
Heavy fuel oils	25	26	24	21
Net petroleum products sales	470	475	460	465
Petrochemical sales (thousands of tonnes)	219	220	434	438
(a)Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.

Gross bitumen and other products production (thousands of barrels per day)	2	—	1	1
Net bitumen and other products production (thousands of barrels per day)	2	—	1	1
(b)Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

	Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
Second Quarter	675	1.15
Third Quarter	1,601	2.76
Fourth Quarter	1,365	2.47
Year	4,889	8.49

2024
First Quarter	1,195	2.23
Second Quarter	1,133	2.11
Year	2,328	4.34
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute "non-GAAP financial measures" under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and "specified financial measures" under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,629	885	2,705	64

Less changes in working capital
Changes in operating assets and liabilities	121	(251)	(324)	(2,626)
Cash flows from (used in) operating activities excl. working capital	1,508	1,136	3,029	2,690

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,629	885	2,705	64

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(461)	(499)	(958)	(928)
Proceeds from asset sales	3	9	7	23
Loans to equity companies - net	2	1	14	2
Free cash flow	1,173	396	1,768	(839)

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items
There were no identified items in the second quarter or year-to-date 2024 and 2023 periods.

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serves as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of income
Total expenses	11,894	10,935	22,605	21,411
Less:
Purchases of crude oil and products	8,856	7,856	16,562	15,334
Federal excise taxes and fuel charge	656	598	1,247	1,127
Depreciation and depletion	456	453	946	943
Non-service pension and postretirement benefit	1	20	2	40
Financing	14	16	26	32
Cash operating costs	1,911	1,992	3,822	3,935

Components of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of income
Production and manufacturing	1,689	1,785	3,353	3,541
Selling and general	221	206	467	392
Exploration	1	1	2	2
Cash operating costs	1,911	1,992	3,822	3,935

Segment contributions to total cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2024	2023	2024	2023
Upstream	1,204	1,257	2,393	2,545
Downstream	606	635	1,189	1,203
Chemicals	71	76	150	160
Eliminations / Corporate and other	30	24	90	27
Cash operating costs	1,911	1,992	3,822	3,935

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Second Quarter
	2024				2023
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,203	499	262	400	1,256	526	282	412
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	1	—	—	—
Cash operating costs	1,204	499	262	400	1,257	526	282	412

Gross oil-equivalent production	404	181	147	66	363	154	132	66
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	32.75	30.30	19.59	66.60	38.05	37.53	23.48	68.60
USD converted at the quarterly average forex	23.91	22.12	14.30	48.62	28.16	27.77	17.38	50.76
2024 US$0.73; 2023 US$0.74

Components of unit cash operating cost

	Six Months
	2024				2023
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	2,391	997	571	742	2,543	1,084	584	811
Selling and general	—	—	—	—	—	—	—	—
Exploration	2	—	—	—	2	—	—	—
Cash operating costs	2,393	997	571	742	2,545	1,084	584	811

Gross oil-equivalent production	413	189	144	70	388	169	137	71
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	31.84	28.98	21.79	58.24	36.24	35.44	23.55	63.11
USD converted at the YTD average forex	23.56	21.45	16.12	43.10	26.82	26.23	17.43	46.70
2024 US$0.74; 2023 US$0.74

(a)Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.